SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2002

SENETEK PLC
(Exact Name of Registrant as Specified in Charter)

ENGLAND	0-14691	77-0039728
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

620 Airpark Road
Napa, CA 94458
(Address of Principal Executive Offices)

(707) 226-3900
(Registrant’s telephone number, including area code)

ITEM 5.    OTHER EVENTS

On August 6, 2002, Senetek PLC announced second quarter 2002 results as follows:

Revenues for the quarter ended June 30, 2002 were $3.30 million compared to $2.43 million for the quarter ended June 30, 2001, an increase of 36%. The gain in revenues was due to increased sales by Revlon and The Body Shop, the recognition of $230,000 of royalty income earned by Senetek in past periods arising as a result of an audit of one of its licensees and the recognition of $870,000 of non refundable deferred licensing fee paid to Senetek by OMP as a result of the termination and settlement of the licensing agreement with OMP on May 31, 2002. 90% of total revenues for the second quarter were attributable to Senetek’s skincare/dermatologicals segment, with the balance attributable to sales of monoclonal antibodies and “named patient” sales of the Company’s Invicorp™ erectile dysfunction product.

Revenues for the six months ended June 30, 2002 were $5.87 million compared to $4.20 million for the six months ended June 30, 2001, an increase of 40%. The increase reflects the ongoing success of Revlon’s Almay Kinetin skin care line and The Body Shop’s Kinetin Skin Re-Leaf product line, and the above non-recurring items. The mix of royalty and other licensing revenue to total revenue increased to 80% in the first six months of 2002 compared to 53% in the first six months of 2001, reflecting the ongoing successful implementation of Senetek’s business model which places primary emphasis on royalties and licensing income.

Gross profit for the quarter ended June 30, 2002 was $3.13 million compared to gross profit of $2.08 million for the quarter ended June 30, 2001, an increase of 50%. Gross margin (gross profit divided by revenues) for the period increased to 95% in the second quarter of 2002 from 85% for the second quarter of 2001, reflecting the increased contribution to total revenue of Senetek’s royalty and other licensing revenue, which has very low associated cost of sales.

Gross profit for the six months ended June 30, 2002 was $5.30 million compared to gross profit of $3.41 million for the six months ended June 30, 2001, and gross margin for the period increased to 90% compared to 81% for the first six months of 2001.

Operating expenses for the quarter ended June 30, 2002 were $1.61 million, or 49% of revenue, compared to $1.41 million, or 58% of revenue, for the quarter ended June 30, 2001. The quarter ended June 30, 2002 expenses include a $149,000 increase mainly for developmental and regulatory spending in connection with the European marketing approval process for Senetek’s Invicorp™ erectile dysfunction product, as well as non-recurring expenses of $65,000 for reaching a settlement, returning distribution rights for Invicorp™ to Senetek and thus freeing up Invicorp™ for sale in Denmark.

Operating expenses for the six months ended June 30, 2002 were $2.93 million, or 50% of revenue, compared to $2.80 million, or 67% of revenue, for the six months ended June 30, 2001. The first six months to June 30, 2002 expenses include a $199,000 increase in developmental and regulatory spending, mainly for Invicorp™, as well as the above described non-recurring settlement expense. Developmental and regulatory spending totaled $368,000 for the six months ended June 30, 2002, and the Company anticipates that full year spending on research and development will reach approximately $1 million as it continues to progress its Invicorp™ product through the European Mutual Recognition Procedure.

Operating income for the quarter ended June 30, 2002 was $1.52 million, an increase of 126% compared to $672,000 for the quarter ended June 30, 2001.

Operating income for the six months ended June 30, 2002 was $2.37 million, an increase of 292% compared to $604,000 for the six months ended June 30, 2001.

Net income for the quarter ended June 30, 2002 was $1.17 million or $0.02 per fully diluted share compared to $88,000 or $Nil per fully diluted share for the quarter ended June 30, 2001.

Net income for the six months ended June 30, 2002 was $1.67 million or $0.03 per fully diluted share compared to a net loss of $(505,000) or $(0.01) per fully diluted share for the quarter ended June 30, 2001.

Senetek’s current ratio (i.e. current assets divided by current liabilities) was 3.48 at June 30, 2002, an improvement of 79% from its current ratio of 1.94 at December 31, 2001.

Commenting on the results for the quarter and the first six months, Frank J. Massino, Senetek’s Chairman and CEO, said, “Our business paradigm continues to enhance our key performance indicators – profitability and cash generation, which continue to boost our current ratio and strengthen our cash position. We expect to further leverage our strong skincare results in 2002 by increasing our business base with existing licensees through new product launches and expanded geographic territories and by entering into additional licensing agreements with market leaders in currently unlicensed territories and classes of trade. Our program to gain approval for Invicorp™, our unique erectile dysfunction product, across the European Union countries is on course requiring a larger investment without compromising profitability. We are working with Quintiles (the world’s leading provider of information and regulatory support services to the pharmaceutical industry) towards this objective.”

SENETEK PLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2001	2002	2001
Revenues:
Product Sales	$107	$1,111	$1,174	$1,953
Royalties & Licensing	3,191	1,322	4,698	2,243

Total Revenue	3,298	2,433	5,872	4,196

Cost of Sales – Products	38	234	281	506
Cost of Sales – Royalty	133	122	294	285

Total Cost of Sales	171	356	575	791

Gross Profit	3,127	2,077	5,297	3,405

Operating Expenses:
Research & Development	207	58	368	169
General & Administration	1,401	1,347	2,562	2,632

Total Operating Expenses	1,608	1,405	2,930	2,801

Income from Operations	1,519	672	2,367	604

Other income (expense):
Interest Income	9	6	17	12
Interest Expense (Including amortization of deferred financing costs and discount)	(364)	(532)	(729)	(1,048)
Other	2	(58)	24	(73)

Net income(loss) before taxation	1,166	88	1,679	(505)

Provision for Income Taxes	(4)	—	5	—

Net Income	1,170	88	1,674	(505)

Basic and diluted income (loss) per Ordinary share outstanding	$0.02	$0.00	$0.03	$(0.01)
Weighted average Ordinary shares Outstanding	59,052	58,473	59,052	58,452

SENETEK PLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2002 (unaudited)	December 31, 2001
ASSETS
Current Assets:
Cash and Cash Equivalents	$2,216	$1,814
Trade Receivables (net of provisions of $107,000 at June 30, 2002 and $127,000 at December 31, 2001)	2,134	1,892
Non-Trade Receivables (net of provisions of $136,000 at June 30, 2002 and December 31, 2001)	62	62
Inventory (net of provisions of $72,000 at June 30, 2002 and December 31, 2001)	349	312
Prepaids and Deposits	96	122

Total Current Assets	4,857	4,202

Property & Equipment, net	3,260	3,299
Goodwill – net	1,308	1,308

TOTAL ASSETS	$9,425	$8,809

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts Payable	657	962
Accrued Liabilities	739	1,189
Short Term Debt	—	20

Total Current Liabilities	1,396	2,171

Long Term Liabilities
Notes Payable (net of unamortized discount of $1,550,000 at June 30, 2002 and $1,982,000 at December 31, 2001)	5,839	5,407
Deferred License Fees	1,734	2,621

Stockholders’ Equity (Deficit):
Ordinary shares $0.07 (5 pence) par value:
Authorized shares: 100,000,000
Issued and outstanding shares June 30, 2002 – 59,052,153 December 31, 2001 – 59,052,153	4,763	4,763

Share Premium	82,100	81,926
Accumulated Deficit	(86,425)	(88,099)
Equity Adjustment from Foreign Currency Translation	18	20

Total Stockholders’ Equity (Deficit)	$456	$(1,390)

Total Liabilities and Stockholders’ Equity (Deficit)	$9,425	$8,809

Forward Looking Statements
This report contains certain forward-looking statements, including statements as to the Company’s expectations concerning continued improvement in financial results, achieving broadened product offerings by Kinetin licensees, negotiating new licensing agreements, receiving product approval for Invicorp™ in key European markets, and achieving other significant business developments. Forward-looking statements by their nature involve substantial uncertainties and actual results may differ materially from those expressed in such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2001 and its Quarterly Report on Form 10-Q for the three months ended March 31, 2002, but the Company can give no assurance that it has identified all of the factors that may result in any particular forward-looking statement materially differing from actual results and assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENETEK PLC (registrant)

Date: August 9, 2002	By:	/s/ FRANK MASSINO
	Name: Its:	Frank Massino Chief Executive Officer

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